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                                  Exhibit 99.3

                             JOINT VENTURE AGREEMENT

         THIS JOINT VENTURE AGREEMENT (the "Agreement") is made and entered into as of this 15th day of September, 2003, by and between Showintel Networks, Inc, (dba Limelight Media Group, Inc.) (hereinafter "LMG") and Pot O' Gold Productions, Inc. (hereinafter "POG").

ARTICLE I
GENERAL PROVISIONS

         1.01 Business Purpose. The business of this Agreement is the development and marketing of a digital content and interactive media system in various industries. LMG will primarily focus on the installation, maintenance and management of the various technologies. POG will primarily focus on the marketing of the various revenue opportunities that present themselves on the installed systems. Both companies believe that by joining the respective businesses in this Venture that accelerated growth and market penetration will be possible as well as cost savings from streamlining operations and removal of redundant operations.

         1.02 Term of the Agreement. This Joint Venture shall commence on the date first above written and shall continue in existence until terminated, liquidated, or dissolved by law or as hereinafter provided.

         1.03 The Joint Venture will form a new company to perform the duties of the Joint Venture. The Structure of the new company shall be a LLC with a Tennessee domicile. The LLC partners will be Limelight Media and Pot O' Gold Productions. The name of the newco will be determined equally by the Venturers.

ARTICLE II


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GENERAL DEFINITIONS

         The following comprise the general definitions of terms utilized in this Agreement:

         2.01 Affiliate. An Affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

         2.02 Capital Contribution(s). The capital contribution to the Joint Venture actually made by the parties, which may include property, cash, contracts and any additional capital contributions made.

         2.03 Profits and Losses. Any income or loss of the Joint Venture for federal income tax purposes determined by the Joint Venture's fiscal year, including, without limitation, each item of Joint Venture income, gain, loss or deduction.

ARTICLE III
OBLIGATIONS OF THE JOINT VENTURERS

         Clarke Mazza, as a representative of POG, and David Lott, as a representative of LMG, are equally responsible for all operations of the Joint Venture and will be compensated for providing various services. However, David Lott, a representative of LMG will act as the general manager and have final authority over all decisions.

ARTICLE IV
ALLOCATIONS

         4.01 Profits and Losses. Commencing on the date hereof and ending on the termination of the business of the Joint Venture, all profits, losses and other allocations to the Joint Venture shall be allocated as follows at the conclusion of each fiscal year:


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                  Limelight Media Group, Inc.                     50%

                  Pot O' Gold Productions, Inc                    50%



ARTICLE V
RIGHTS AND DUTIES OF THE JOINT VENTURERS

         5.01 Business of the Joint Venture. David Lott, a representative of LMG, shall have full, exclusive and complete authority and discretion in the management and control of the business of the Joint Venture for the purposes herein stated and shall make all decisions affecting the business of the Joint Venture. As such, any action taken shall constitute the act of, and serve to bind, the Joint Venture. Specific duties of the LLC partners are as follows:

         1. David Lott shall manage and control the network and technology affairs of the Joint Venture to the best of it's ability and shall use its best efforts to carry out the business of the Joint Venture. This includes providing all equipment necessary for installation of the digital signage and interactive client technologies.

         2. Clarke Mazza shall be responsible for the marketing of all media space on the system as well as media development for the Joint Venture to the best of its ability and shall use it's best efforts to carry out the business of the Joint Venture.

         3. The Joint Venture will determine the best method to install slide equipment for any projects.

ARTICLE VI


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AGREEMENTS WITH THIRD PARTIES AND WITH AFFILIATES OF THE JOINT VENTURERS

         6.01 Validity of Transactions. Affiliates of the parties to this Agreement may be engaged to perform services for the Joint Venture. The validity of any transactionagreement or payment involving the Joint Venture and any Affiliates of the parties to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment.

         6.02 Other Business of the Parties to this Agreement. The parties to this Agreement and their respective Affiliates may have interests in businesses other than the Joint Venture business. The Joint Venture shall not have the right to the income or proceeds derived from such other business interests and, even if they are competitive with the Partnership business, such business interests shall not be deemed wrongful or improper.

ARTICLE VII
PAYMENT OF EXPENSES

         All expenses of the Joint Venture shall be paid by the Joint Venture.

ARTICLE VIII
INDEMNIFICATION OF THE JOINT VENTURERS

         The parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.


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ARTICLE IX
DISSOLUTION

         9.01 Events of the Joint Venturers. The Joint Venture shall be dissolved upon the happening of any of the following events:

         (a) The adjudication of bankruptcy,  filing of a petition pursuant to a
         Chapter  of  the  Federal  Bankruptcy  Act,   withdrawal,   removal  or
         insolvency of either of the parties.

         (b) The sale or other disposition, not including an exchange of all, or substantially all, of the Joint Venture assets which includes the acquisition of Pot O' Gold Productions by Limelight Media Group, Inc., if consummated.

         (c) Mutual agreement of the parties.


ARTICLE X
ADVANCEMENT OF AGREEMENT

         It is the intent of the parties that this agreement shall proceed to a negotiation for the complete acquisition of all of POG assets. Requirements necessary for the acquisition include but are not limited the following items. Negotiation of the intended Letter of Intent shall commence upon the execution of this Joint Venture. If terms of an LOI can be mutually agreed upon, and an acquisition is completed, POG shall become a wholly owned subsidiary of LMG, subject to the negotiated terms Clarke Mazza shall remain as senior officer of POG subject to an employment agreement.

Elements to Activate Letter of Intent:


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1.       Successful  deployment of 2 projects regardless of the industry or size of project.

2. Realization of $200,000 per month in gross sales generated continuously for 6 months by the Joint Venture or a collective $1,200,000 in revenue over the same 6 months.


ARTICLE XI
MISCELLANEOUS PROVISIONS

         10.01 Books and Records. The Joint Venture shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Joint Venture.

         10.02 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

         10.03 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

         10.04 Assignability. This Agreement may be assigned by either party to an Affiliate without the prior consent of the other party.

         10.05 Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

         10.06 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in

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         writing  and shall be  deemed to be  delivered  when  deposited  in the
         United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

         10.07 Applicable Law and Venue. This Agreement shall be construed and enforced under the laws of the State of Tennessee.

         10.08 Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

On behalf of:
-------------------------                      -------------------------

By: _____________________                      By: _____________________

Its: ____________________                      Its: ____________________